Early Financial Consulting, LLC

447 E. Prospect Ave, State College, PA 16801

Telephone:    610-517-1300

 Email:jim@earlycfo.com

Exhibit 10.1

MANAGEMENT ENGAGEMENT LETTER

October 11, 2016

Jack E. Stover

President and CEO

Interpace Diagnostics Group, Inc.

300 Interpace Parkway

Parsippany, NJ 07054

Dear Jack:

This letter is to confirm our understanding of the terms and objectives of our engagement and the nature and limitations of the management services we will provide. It is our understanding that Interpace Diagnostics Group, Inc., a publicly listed molecular diagnostic company (the "Company"), is in need of a CFO. Early Financial Consulting, LLC, a Pennsylvania Limited Liability Company (EFC), is in the business of providing CFO and other management services, particularly to healthcare and professional service companies. The effective date of this letter is agreed to be October 11, 2016.

Below is a summary of the engagement:

1.             Scope of Work -Early Financial Consulting (EFC) will provide James Early to perform the requisite outsourced finance and accounting services sufficient to be enable Early to execute corporate documents as the Principal Financial Officer that are periodically filed with the Securities and Exchange Commission (SEC) and other related documents on behalf of the Client as Chief Financial Officer.

2.             Fees Schedule - Professional fees under this agreement will be charged at the hourly rate of $250 per hour for the first 30 hours per week and $200 per hour for time in excess of 30 hours per week. EFC shall be responsible for all taxes arising from compensation and other amounts paid under this engagement letter and neither federal, state, nor local income taxes shall be withheld or paid by the Company on behalf of EFC.

3.             Weekly invoices are due within 15 days of presentment. EFC reserve the right to suspend services or to withdraw from this engagement in the event that any invoices are deemed delinquent. In the event that any collection action is required to collect unpaid balances due, the Company agrees to reimburse EFC for costs of collection, including attorneys' fees. If EFC elects to terminate its services for nonpayment, the engagement will be deemed to have been completed upon written notification of termination and the Company will be obligated to compensate EFC through the date of termination.

Early Financial Consulting, LLC

447 E. Prospect Ave, State College, PA 16801

Telephone:    610-517-1300

 Email:jim@earlycfo.com

4.             Expenses will be invoiced including local travel

5.            Client Data - EFC will depend on Company data and assume that the Company has provided complete and accurate data in order to fully inform EFC in preparation to sign as Principal Financial Officer.

6.             Insurance -EFC will be covered under the Company Director and Officer insurance policy

7.             Independent Contractor -EFC shall not be deemed an employee

8.             Limitation of Liability; Indemnification. In the event that we are or may be obligated to pay any cost, settlement, judgment, fine, penalty, or similar award or sanction (collectively, "Losses") as a result of a claim, investigation, or other proceeding instituted by any third party for any reason with respect to these services or for any association with the Company, direct or indirect, you agree to indemnify us, defend us, and hold us harmless as against such obligation except for any Losses that are judicially determined to have resulted from our bad faith, willful misconduct or gross negligence. Additionally, Company shall indemnify Jim Early with respect to all third party claims by means of a Company D&O policy and shall cause Company insurance carrier to provide a certificate to him, as evidence thereof, both initially and as renewed .

9.             Termination -Either party may terminate the agreement by giving 30 days written notice except as otherwise provided within this Agreement. EFC shall be entitled to all unpaid fees and expenses

10.           Governing Law -New Jersey

11.           Miscellaneous - entire agreement and is not assignable unless consented to in writing by EFC

12.           W-9 will be attached to the agreement

EFC is authorized to speak for and represent the Company in any commercially reasonable manner within the guidelines of this Agreement, however, EFC is not authorized to obligate the Company without the prior written consent of the Company.

Itis our policy to retain engagement documentation for a period of seven years, after which time we will commence the process of destroying the contents of our engagement files. To the extent we accumulate any of your original records during the engagement, those documents will be returned to you promptly upon completion of the engagement, and you will provide us with a receipt for the return of such records.

EFC Management Engagement Letter	Page 2

Early Financial Consulting, LLC

447 E. Prospect Ave, State College, PA 16801

Telephone:    610-517-1300

 Email:jim@earlycfo.com

In the event we are required to respond to a subpoena, court order or other legal process for the production of documents and/or testimony relative to information we obtained and/or prepared during the course of this engagement, you agree to compensate us at our standard hourly rates then existing for the time we expend in connection with such response, and to reimburse us for all of our out-of-pocket costs incurred in that regard.

Any dispute (other than our efforts to collect an outstanding invoice) that may arise regarding the meaning, performance or enforcement of this engagement or any prior engagement that we have performed for you, will, prior to resorting to litigation, be submitted to mediation , and the parties will engage in the mediation process in good faith. Any mediation initiated as a result of this engagement shall be administered within the county of Mercer, New Jersey by the American Arbitration Association, according to its mediation rules, and any ensuing litigation shall be conducted within said county, according to New Jersey law. The results of any such mediation shall be binding only upon agreement of each party to be bound. The costs of any mediation proceeding (other than professional fees incurred by each party) shall be borne by the Company.

Any litigation arising out of this engagement, except actions by us to enforce payment of our professional invoices, must be asserted within one year from the date any such cause of action accrues, or within three years from the completion of the engagement, whichever is earlier, notwithstanding any statutory provision to the contrary. In the event of litigation brought against us, any judgment you obtain shall be limited in amount, and shall not exceed the amount of the previous six months fees charged by us, and paid by you, for the services set forth in this engagement letter.

This engagement letter is contractual in nature, and includes all of the relevant terms that will govern the engagement for which it has been prepared. The terms of this letter supersede any prior oral or written representations or commitments by or between the parties. Any material changes or additions to the terms set forth in this letter will only become effective if evidenced by a written amendment to this letter, signed by all of the parties.

If, after full consideration and consultation with counsel if so desired, you agree that the foregoing terms shall govern this engagement, please sign the copy of this letter in the space provided and return the original signed letter to me, keeping a fully-executed copy for your records.

Thank you for your attention to this matter, and please contact me with any questions that you may have.

Very truly yours,

Early Financial Consulting, LLC

/s/ James Early	October 12, 2016
By: James Early	Date
Member

ACCEPTED AND AGREED:

Interpace Diagnostics Group, Inc.

/s/ Jack E. Stover	October 12, 2016
By: Jack Stover	Date
Its: CEO

EFC Management Engagement Letter	Page 3